Exhibit 4.2

Execution Copy

REVEL AC, INC.,

as obligor

AND

REVEL AC, LLC

REVEL ATLANTIC CITY, LLC

REVEL ENTERTAINMENT GROUP, LLC

and

NB ACQUISITION, LLC,

as guarantors

12% SECOND LIEN NOTES DUE 2018

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 22, 2012

Supplementing the Indenture

Dated as of February 17, 2011

U.S. BANK NATIONAL ASSOCIATION,

as trustee

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 22, 2012, is entered into by and among Revel AC, Inc., a Delaware corporation (“Revel”), as obligor, and Revel AC, LLC, a Delaware limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a New Jersey limited liability company, and NB Acquisition, LLC, a New Jersey limited liability company, as guarantors (the “Initial Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), under the Indenture, dated as of February 17, 2011 (the “Indenture”) by and among Revel, the Initial Guarantors and the Trustee. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, Revel, the Initial Guarantors and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by Revel of its 12% Second Lien Notes due 2018 (the “Notes”);

WHEREAS, on the date hereof, Revel and the Guarantors are entering into an amendment to that certain Credit Agreement, dated as of May 3, 2012 (the “Revolver”), by and among Revel, the Initial Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto, among other amendments, to increase the commitments and subsequent borrowings under the Revolver;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, Revel, the Guarantors and the Trustee may amend or supplement the Indenture;

WHEREAS, in accordance with Sections 2.09 and 9.02 of the Indenture, the holders of a majority in aggregate principal amount of the Notes outstanding, voting as a single class, have duly executed a consent (the “Consent”) to the amendment set forth in this First Supplemental Indenture;

WHEREAS, the Issuers have heretofore delivered or are delivering contemporaneously herewith to the Trustee (i) copies of resolutions adopted by (i) the Board of Directors of Revel, on behalf of Revel, as obligor under the Indenture and (ii) the sole member of each Guarantor, in each case authorizing the execution of this First Supplemental Indenture, (iii) evidence of the written Consent and (iv) the Officers’ Certificate and the Opinion of Counsel described in Sections 14.04 and 14.05 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENT

SECTION 1.01 Amendment.

(a) The following new definitions are hereby added to Section 1.01 the Indenture (in their proper alphabetical location) as follows:

“Boutique Hotel Construction Costs” shall mean all cash costs incurred or to be incurred (as reasonably estimated by Revel) by Revel or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the boutique hotel associated with the Boutique Hotel Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a boutique hotel, in order to facilitate the use, operation, construction or development of such boutique hotel.

“Boutique Hotel Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within such portion of the Project.

“Sportsbook Construction Costs” shall mean all cash costs incurred or to be incurred (as reasonably estimated by Revel) by Revel or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the facilities associated with the Sportsbook Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a sportsbook, in order to facilitate the use, operation, construction or development of such sportsbook.

“Sportsbook Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a sportsbook (and related ancillary activities) within such portion of the Project.

(b) Clause (22) of the definition of “Asset Sale” in Section 1.01 of the Indenture is hereby amended by inserting the following immediately after the phrase “night club”:

“sportsbook,”

(c) The proviso of clause (2) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“ provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of Revel or any of the Restricted Subsidiaries, as applicable, to the extent required by GAAP and (ii) at any time prior to the Substantial Completion Date, the amount of Revel’s and the Restricted Subsidiaries’ likely liability under each such Lien or claim (as determined by Revel in good faith) is reserved through an allocation in the applicable Disbursement Agent Account (as defined in the Disbursement Agreement) or the Available Construction Funds (as defined in the Disbursement Agreement) are otherwise in an amount at least equal to the Reserved Amount (as defined in the Disbursement Agreement)”

(d) Clause (12) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced as follows:

“(12) Liens relating to cash proceeds held in escrow or segregated accounts intended to be used or held for potential use for Boutique Hotel Construction Costs or Sportsbook Construction Costs;”

(e) Section 4.09(b)(5) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(5) Indebtedness in respect of one or more revolving credit facilities in an aggregate principal amount not to exceed at any time outstanding $100.0 million;”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Reference to and Effect on the Indenture. This First Supplemental Indenture shall be effective as of the date hereof . On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 2.02 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

SECTION 2.03 Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this First Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this First Supplemental Indenture.

SECTION 2.04 Trustee Disclaimer; Trust. The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 2.05 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this First Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this First Supplemental Indenture. Any party delivering an executed counterpart of this First Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this First Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this First Supplemental Indenture.

SECTION 2.06 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.07 Severability. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date hereof.

REVEL AC, INC.,
a Delaware corporation

By:	/s/ Alan Greenstein
Name: Alan Greenstein
Title: Senior Vice President and CFO

GUARANTORS:

REVEL AC, LLC, a Delaware limited liability company

By:	/s/ Alan Greenstein
Name: Alan Greenstein
Title: Senior Vice President and CFO

REVEL ATLANTIC CITY, LLC, a New Jersey limited liability company

By:	/s/ Alan Greenstein
Name: Alan Greenstein
Title: Senior Vice President and CFO

REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company

By:	/s/ Alan Greenstein
Name: Alan Greenstein
Title: Senior Vice President and CFO

NB ACQUISITION LLC, a New Jersey limited liability company

By:	/s/ Alan Greenstein
Name: Alan Greenstein
Title: Senior Vice President and CFO

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee

By:	/s/ Mauri J. Cowen
Name: Mauri J. Cowen
Title: Vice President